EXHIBIT 23.3

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated February 22, 2002 and March 15, 2002 on the consolidated financial statements of Iron Mountain Incorporated and its subsidiaries, as well as our report dated
February 22, 2002 on the supplemental schedule, Valuation and Qualifying Accounts, included in Iron Mountain Incorporated's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission on March 21, 2002 and to all references to our Firm included in or made a part of this registration statement.




                                                       /s/ Arthur Andersen LLP

Boston, Massachusetts
May 22, 2002